Exhibit 99.1

OMNIAB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to “OmniAb,” “we,” “us” and “our” refer to OmniAb, Inc., a Delaware corporation (which changed its name to OmniAb Operations, Inc. on October 31, 2022) and its subsidiaries prior to the Closing of the Business Combination. Defined terms included herein and not otherwise defined in this Exhibit have the same meaning as terms defined and included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 7, 2022.

This MD&A is designed to provide a reader of our financial statements with a narrative from the perspective of the OmniAb Business’s management. This MD&A should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Information of OmniAb and OmniAb’s Unaudited Condensed Combined Financial Statements included elsewhere in our Amendment No. 2 to the Current Report on Form 8-K with which this Exhibit is being filed. This MD&A includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the results referred to in these forward-looking statements, see the section in the Proxy Statement/Prospectus/Information Statement titled “Cautionary Statement Concerning Forward-Looking Statements.”

Reference is made to the sections of the Proxy Statement/Prospectus/Information Statement titled “OmniAb Management’s Discussion and Analysis of Financial Condition and Results of Operations — Separation from Ligand” and ”— Basis of Presentation” for information regarding our Separation from Ligand and the basis of presentation for our financial statements.

For the three and nine months ended September 30, 2022 our revenue was $6.9 million and $23.7 million, respectively, and for the three and nine months ended September 30, 2021 was $6.3 million and $19.5 million, respectively.

For the three and nine months ended September 30, 2022 our net loss was $(12.6) million and $(29.2) million, respectively, and for the three and nine months ended September 30, 2021 was $(7.9) million and $(24.0) million, respectively.

Key Business Metrics

We regularly review the following key business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions. We believe that the following metrics are important to understanding our current business. These metrics may change or may be substituted for additional or different metrics as our business continues to grow.

Metric	September 30, 2022	December 31, 2021	% Change
Active partners	68	57	19%
Active programs	282	252	12%
Active clinical programs	25	25	—%
Approved products	3	2	50%

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2022 and 2021

Revenue

	Three Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Royalty	$582	$—	$582	NM (1)
License fees	400	200	200	100%
Milestone revenue	1,000	1,200	(200)	(17)%
Service revenue	4,928	4,877	51	1%

Total revenue	$6,910	$6,277	$633	10%

(1)	percentage change is not meaningful

	Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Royalty	$984	$—	$984	NM (1)
License fees	2,455	1,950	505	26%
Milestone revenue	5,371	3,264	2,107	65%
Service revenue	14,922	14,254	668	5%

Total revenue	$23,732	$19,468	$4,264	22%

(1)	percentage change is not meaningful

Total revenue increased $0.6 million, or 10%, in the three months ended September 30, 2022 as compared to 2021 driven primarily by royalty revenue from our partner’s sales of zimberelimab and sugemalimab.

Total revenue increased $4.3 million, or 22%, in the nine months ended September 30, 2022 as compared to 2021 driven primarily by (1) additional milestone revenue primarily related to two partners reaching multiple development milestones during the nine months ended September 30, 2022, (2) royalty revenue from our partner’s sales of zimberelimab and sugemalimab and (3) additional service revenue related to a significant contract executed in December 2021.

Operating Expenses

	Three Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Research and development	$13,189	$9,925	$3,264	33%
General and administrative	5,582	3,697	1,885	51%
Amortization of intangibles	3,256	3,278	(22)	(1)%
Other operating expense (income), net	(208)	(817)	609	(75)%

Total operating expenses	$21,819	$16,083	$5,736	36%

	Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Research and development	$35,445	$28,207	$7,238	26%
General and administrative	14,697	12,603	2,094	17%
Amortization of intangibles	9,774	9,740	34	0%
Other operating expense (income), net	(486)	(546)	60	(11)%

Total operating expenses	$59,430	$50,004	$9,426	19%

Our R&D expenses increased $3.3 million, or 33%, in the three months ended September 30, 2022 compared with 2021, primarily due to (1) increased personnel-related costs driven by our increased investment in the growth and development of the OmniAb business and (2) an increase in rent expense for newly leased facilities. General and administrative expenses increased $1.9 million, or 51% in the three months ended September 30, 2022 compared with 2021, primarily due to increased personnel-related costs driven by our increased investment in the growth and development of the OmniAb business. The amortization of intangibles remained consistent for the three months ended September 30, 2022 compared with 2021. Other operating income, net, was $(0.2) million for the three months ended September 30, 2022 compared with $(0.8) million for the same period in 2021 due to fair value adjustments related to contingent earnout liabilities issued in connection with the acquisition of Icagen.

Our R&D expenses increased $7.2 million, or 26%, in the nine months ended September 30, 2022 compared with 2021, primarily due to (1) an increase in rent expense for newly leased facilities, (2) increased personnel-related costs driven by our increased investment in the growth and development of the OmniAb business and (3) services related to a significant contract executed in 2021. General and administrative expenses increased $2.1 million, or 17% in the nine months ended September 30, 2022 compared with 2021, primarily due to increased personnel-related costs driven by our increased investment in the growth and development of the OmniAb business. The amortization of intangibles and other operating income, net remained consistent for the nine months ended September 30, 2022 compared with 2021.

Other income (expense)

Interest expense for the nine months ended September 30, 2021 was related to certain equipment financing.

Income tax benefit

	Three Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Loss before income tax benefit	$(14,909)	$(9,806)	$(5,103)	52%
Income tax benefit	2,313	1,916	397	21%

Net loss	$(12,596)	$(7,890)	$(4,706)	60%

Effective Tax Rate	15.5%	19.5%

	Nine Months Ended September 30,
(Dollars in thousands)	2022	2021	Change	% Change
Loss before income tax benefit	$(35,698)	$(30,542)	$(5,156)	17%
Income tax benefit	6,544	6,572	(28)	—%

Net loss	$(29,154)	$(23,970)	$(5,184)	22%

Effective Tax Rate	18.3%	21.5%

Our effective tax rate is affected by recurring items, such as the U.S. federal and state statutory tax rates and the relative amounts of income we earn in those jurisdictions. The tax rate is also affected by discrete items that may occur in any given year, but are not consistent from year to year.

Liquidity and Capital Resources

The information set forth in the section titled “Liquidity and Capital Resources” in note 2 of the notes to our unaudited condensed combined financial statements attached as Exhibit 99.2 to Amendment No. 2 to the Current Report on Form 8-K with which this Exhibit is being filed is incorporated herein by reference.

Cash Flow Summary

	Nine Months Ended September 30,		Year ended
(Dollars in thousands)	2022	2021	2021	2020	2019
Net cash provided by (used in):
Operating activities	$3,556	$(1,232)	$(5,672)	$3,619	$(5,195)
Investing activities	$(13,112)	$(2,548)	$(4,025)	$(26,980)	$(12,095)
Financing activities	$9,556	$3,780	$9,697	$23,361	$17,290

Cash Provided by Operating Activities:

During the nine months ended September 30, 2022, cash provided by operating activities of $3.6 million primarily reflected our net loss of $(29.2) million for the period, adjusted by net non-cash charges of $18.2 million which primarily included $12.3 million in share-based compensation, and $13.4 million in depreciation and amortization, partially offset by $(6.8) million of deferred income taxes, net, as well as changes in our working capital accounts in the amount of $14.5 million, primarily consisting of cash inflow from changes in accounts receivable, net, other long-term liabilities and other long-term assets, partially offset by cash outflow from changes in deferred revenue.

During the nine months ended September 30, 2021, cash provided by operating activities of $(1.2) million primarily reflected our net loss of $(24.0) million for the period, adjusted by net non-cash charges of $18.5 million, which primarily included $13.8 million in depreciation and amortization, $11.6 million in share-based compensation, partially offset by $(6.3) million of deferred income taxes, net, as well as changes in our working capital accounts in the amount of $4.2 million, primarily consisting of cash inflow from changes in accounts receivable, net, partially offset by cash outflow from changes in deferred revenue and other long-term liabilities.

Cash Used in Investing Activities:

During the nine months ended September 30, 2022 and 2021, cash used in investing activities consisted of $(13.1) million and $(2.5) million of cash paid for property and equipment, respectively.

Cash Used in Financing Activities:

As Ligand managed our cash and financing arrangements prior to the completion of the Separation, all excess cash generated through earnings was deemed remitted to Ligand and all sources of cash were deemed funded by Ligand. Cash provided by financing activities in the nine months ended September 30, 2022 and 2021 primarily included cash transferred to us from Ligand based on changes in our cash used for operations.

During the nine months ended September 30, 2022, cash provided by financing activities was $9.6 million, which consisted of $15.3 million net transfer from parent, partially offset by $(1.5) million of payments to CVR holders and $(4.2) million payments for deferred transaction costs.

During the nine months ended September 30, 2021, cash provided by financing activities was $3.8 million, which consisted of $4.8 million net transfer from parent partially offset by $(1.1) million of payments to CVR holders.